Exhibit 10.18

PERFORMANCE-BASED RESTRICTED SHARES AWARD AGREEMENT

PURSUANT TO THE

VECTOR GROUP LTD.

AMENDED & RESTATED 2014 MANAGEMENT INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”), made as of February 15, 2023 (“Grant Date”), by and between Vector Group Ltd., a Delaware Corporation, with its principal office at 4400 Biscayne Boulevard, 10th Floor, Miami, FL 33137 (the “Company”), and Howard M. Lorber (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) originally adopted the Vector Group Ltd. 2014 Management Incentive Plan on March 10, 2014 (approved by the stockholders of the Company on May 16, 2014) and subsequently amended and restated such plan as the Vector Group Ltd. Amended & Restated 2014 Management Incentive Plan on May 25, 2021 (as such plan may be amended from time to time, the “Plan”);

WHEREAS, the Plan provides that the Company, through the Compensation Committee of the Board (the “Committee”), can grant awards of Restricted Shares to Employees, Non-Employee Directors and Consultants who provide services to the Company; and

WHEREAS, subject to the terms and conditions of this Agreement and the Plan, the Committee has determined that Participant, an Employee of the Company, shall be awarded Restricted Shares in the amount set forth below and subject to the terms, conditions and restrictions set forth herein.

NOW, THEREFORE, the Company and the Participant each agree as follows:

1. Grant of Restricted Shares. Subject to the terms, conditions and restrictions of the Plan and this Agreement, the Company hereby grants to the Participant 150,000 Restricted Shares effective as of the Grant Date. For the avoidance of doubt, the Participant shall be entitled to all rights of a holder of shares of common stock of the Company (“Common Stock”) set forth in Section 4 hereof as of the Grant Date. Pursuant to the Plan and Section 2 of this Agreement, the Restricted Shares are subject to certain restrictions, some of which shall expire in accordance with the provisions of the Plan and Section 2 hereof. A book entry in Participant’s name evidencing the Restricted Shares will be made with the Company or its designated agent until such Restricted Shares are released to the Participant or forfeited in accordance with this Agreement. Unless otherwise provided herein, capitalized terms used herein that are not defined herein shall have the meanings attributable thereto in the Plan.

2. Vesting. (a) Except as otherwise provided in Sections 2(b) and 3 hereof, the Restricted Shares shall become vested in the following percentages and at the following times subject to both (i) satisfying the target for Vector Group Ltd. Adjusted EBITDA (as defined below) on the applicable Vesting Date and (ii) Participant’s continued employment or engagement with the Company through and on the applicable Vesting Date:

Vesting Date	Number of Vested Shares (Cumulative)

February 24, 2026	150,000 shares if the Vector Group Ltd Adjusted EBITDA from January 1, 2023 to December 31, 2025 exceeds $765 million.

For purposes of this section, “Vector Group Ltd. Adjusted EBITDA” shall mean the Company’s Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.

There shall be no proportionate or partial vesting of the Restricted Shares in or during the months, days or periods prior to each Vesting Date, and all vesting of the Restricted Shares shall occur only on the applicable Vesting Date. Upon the termination or cessation of the Participant’s employment or engagement with the Company, other than a Without Cause Termination or a Good Reason Termination, any portion of the Restricted Shares which is not yet then vested shall automatically and without notice terminate, be forfeited and be and become null and void except as otherwise provided herein.

(b) Notwithstanding any other term or provision of this Agreement, (i) the Restricted Shares subject to this Agreement shall become immediately fully vested as of the date of a Change in Control (as defined below) provided that the Participant’s employment or engagement with the Company and its Related Entities continues through and on the date of such Change in Control; and (ii) the requirement to be continuously employed on any future Vesting Date shall be waived in the event the Participant’s employment or engagement with the Company and its Related Entities terminates through either a Without Cause Termination or a Good Reason Termination (as such quoted terms are defined below), in which case vesting will continue to be subject to achievement of the applicable level of cumulative Vector Group Ltd. Adjusted EBITDA.

(c) For purposes of this Agreement, “Change in Control” shall be as defined in Section 13.3 of the Plan.

(d) For purposes of this Agreement, (i) a “Without Cause Termination” shall mean a termination of the Participant’s employment by the Company or a subsidiary thereof other than for Cause (as defined below) or as a result of the Participant’s death or disability, (ii) a “Good Reason Termination” shall mean a termination of the Participant’s employment by the Participant for “good reason” pursuant to and in accordance with the Participant’s written employment agreement with the Company or a subsidiary thereof (if any) on the date hereof, and (iii) “Cause” shall mean (x) the Participant’s willful misconduct or gross negligence in the performance of his or her duties for the Company or a subsidiary thereof that is not cured by the Participant within thirty (30) days after his or her receipt of written notice from the Company or such subsidiary (as applicable); (y) the Participant’s conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or a subsidiary thereof or any felony; or (z) a material breach by the Participant of the Participant’s employment agreement, offer letter or other offer arrangement with the Company or a subsidiary, or any other material written agreement entered into between the Participant and the Company or any subsidiary thereof (if any) that is not cured by the Participant within thirty (30) days after his or her receipt of written notice from the Company or such subsidiary (as applicable).

3. Effect of Vesting; Forfeiture. (a) Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in this Agreement. Promptly after vesting, the Company will deliver to the Participant the Restricted Shares that have vested subject to applicable tax withholding obligations pursuant to Section 10.

(b) If the Participant’s employment or engagement with the Company and the Related Entities is terminated for any reason other than a Without Cause Termination or a Good Reason Termination, the Participant shall automatically forfeit any unvested Restricted Shares and the Company shall acquire such unvested Restricted Shares for the amount paid by the Participant for such Restricted Shares (or, if no amount was paid by the Participant for such Restricted Shares, then the Company shall acquire such Restricted Shares for no consideration). The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Participant’s forfeiture of the Restricted Shares pursuant to this Section 3.

4. Rights as a Holder of Restricted Shares. From and after the Grant Date, the Participant shall have, with respect to the Restricted Shares (whether vested or unvested), all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to vote the shares, and to exercise all other rights, powers and privileges of a holder of shares with respect to the Restricted Shares; provided that the Participant shall be entitled to receive and retain dividends and distributions payable on the Restricted Shares (and with a record on and after the Grant Date) only if the Restricted Shares on which they are paid are subsequently vested. Any such dividend or other distribution shall be paid to the Participant as soon as reasonably practicable after the underlying Restricted Shares have become vested. No interest shall be paid on any dividends or other distributions.

5. Taxes; Section 83(b) Election. The Participant acknowledges that (i) no later than the earlier of (x) the date on which any Restricted Shares shall have become vested or (y) the date on which the Participant makes a Section 83(b) election (if he or she so chooses to make such an election), the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any Restricted Shares which shall have become so vested; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any Restricted Shares which shall have become so vested, including that the Company may, but shall not be required to, sell a number of Restricted Shares sufficient to cover applicable withholding taxes; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may, but shall not be required to, pay such required withholding and, to the extent permitted by applicable law, treat such amount as a demand loan to the Participant at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the Restricted Shares and any failure by the Participant to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Restricted Shares. The Company may hold as security any certificates representing any Restricted Shares and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his or her possession representing the Restricted Shares together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

6. No Obligation to Continue Employment. This Agreement is not an agreement of employment. Neither the execution of this Agreement nor the issuance of the Restricted Shares hereunder constitute an agreement by the Company or any Related Entity thereof to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any Restricted Shares are outstanding.

7. Legend. In the event that a certificate evidencing the Restricted Shares is issued, the certificate representing the Restricted Shares shall have endorsed thereon the following legends:

(a) “THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF VECTOR GROUP LTD. (THE “COMPANY”) AMENDED & RESTATED 2014 MANAGEMENT INCENTIVE PLAN ORIGINALLY ADOPTED BY THE COMPANY’S BOARD OF DIRECTORS ON MARCH 10, 2014 (APPROVED BY THE STOCKHOLDERS OF THE COMPANY ON MAY 16, 2014) (AS SUCH PLAN MAY BE AMENDED FROM TIME TO TIME, THE “PLAN”) AND AMENDED AND RESTATED ON MAY 25, 2021 AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF FEBRUARY 15, 2023. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b) Any legend required to be placed thereon by applicable blue sky laws of any state.

Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Shares prior to vesting as set forth in Section 2 hereof.

8. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Shares provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

9. Transferability. Unless otherwise determined by the Committee, the Restricted Shares shall not be subject to a Transfer (as defined below), otherwise than by will or under the applicable laws of descent and distribution, unless and until the shares become vested under Section 2 hereof. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. Except as otherwise permitted pursuant to the first sentence of this Section 9, any attempt to effect a Transfer of any Restricted Shares shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

10. Tax Withholding. Upon each vesting of the Restricted Shares, the Company shall withhold shares of Common Stock having a Fair Market Value (as defined in the Plan) on the date the tax is to be determined equal to the maximum statutory amount to satisfy any federal, state or local taxes required by law to be withheld as a result of such vesting.

11. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributes, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement or any of the Participant’s rights, interest or obligations hereunder.

(b) This award of Restricted Shares shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(c) The Participant agrees that the award of the Restricted Shares hereunder is special incentive compensation and that, with the exception of dividends paid thereon, will not be taken into account as “salary”, “Base Salary” (as defined in the Participant’s employment agreement), “compensation” or “bonus” in determining the amount of any matching payment under the Liggett Vector Brands Savings Plan or any other pension, retirement or profit-sharing plan of the Company or subsidiary thereof or any life insurance, disability or other benefit plan of the Company or subsidiary thereof.

(d) No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(e) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract, and such execution may be evidenced by electronic means pursuant to any procedures established by the Company for electronic acceptance.

(f) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(g) The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(h) All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to Vector Group Ltd. at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attn: Marc N. Bell, Senior Vice President, General Counsel and Secretary.

(i) This Agreement shall be construed and interpreted in accordance with and governed by the laws of the state of Florida (disregarding any choice of law rules which might look to the laws of any other jurisdiction).

12. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
	Name:	J. Bryant Kirkland III
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Participant:

/s/ Howard M. Lorber
Howard M. Lorber